Exhibit (12) * to Report

on Form 10-K for Fiscal

Year Ended June 30, 2003

by Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges

as of June 30, 2003

	Fiscal Year Ended June 30,
	2003		2002		2001		2000		1999
EARNINGS
Income from continuing operations before income taxes	$297,382		$218,036		$528,183		$562,187		$477,694
Add:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	75,380		75,994		89,141		51,576		63,132
Amortization of deferred loan costs	1,786		1,357		810		659		565
Portion of rents representative of interest factor	21,524		20,509		18,663		13,457		14,093
Equity share of losses of companies for which debt obligations are not guaranteed	2,895		6,078		1,571		1,359
Amortization of previously capitalized interest	291		297		274		254		313

Income as adjusted	$399,258		$322,271		$638,642		$629,492		$555,797

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$75,380		$75,994		$89,141		$51,576		$63,132
Capitalized interest									2
Amortization of deferred loan costs	1,786		1,357		810		659		565
Portion of rents representative of interest factor	21,524		20,509		18,663		13,457		14,093

Fixed charges	$98,690		$97,860		$108,614		$65,692		$77,792

RATIO OF EARNINGS TO FIXED CHARGES	4.05	x	3.29	x	5.88	x	9.58	x	7.14	x